UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 18, 2014

CenturyLink, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-7784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CenturyLink Drive Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

(318) 388-9000
(Telephone number, including area code)

_____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of any registrant under any of the following provisions:

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

See Item 8.01 below, which is incorporated into this Item 1.01 by this reference.

Item 8.01    Other Events

On February 18, 2014, Qwest Communications International Inc. (“Qwest”), a wholly-owned subsidiary of CenturyLink, Inc. (“CenturyLink” or “we”, “us” or “our”), together with Koninklijke KPN N.V. (“KPN”) and a number of individual affiliates of KPNQwest N.V. (“KPNQwest”), entered into a definitive settlement agreement with the trustees in the KPNQwest Dutch bankruptcy proceeding (the “Trustees”). In connection with Qwest’s previously-announced preliminary oral settlement of this proceeding in October 2013, CenturyLink accrued a reserve that fully covers its payment under the definitive settlement agreement.
Pursuant to the settlement agreement, Qwest paid approximately €171 million (or approximately $235 million based on the exchange rate on December 31, 2013) to the KPNQwest bankruptcy estate on February 20, 2014. This settlement resolves all claims under the 2010 lawsuit filed by the Trustees against Qwest, KPN and others, which is discussed in further detail in our annual and quarterly periodic reports previously filed with the United States Securities and Exchange Commission (the “SEC”).
Forward-Looking Statements
Certain non-historical statements made in this release are intended to be forward-looking statements that are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to proceedings challenging the definitive settlement agreement or raising new allegations, and other risks referenced from time to time in our filings with the SEC. You are further cautioned not to place undue reliance on these forward-looking statements, which are inherently speculative and speak only as of the date of this release. We undertake no obligation to update any of our forward-looking statements for any reason.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, CenturyLink, Inc. has duly caused this current report to be signed on its behalf by the undersigned officer hereunto duly authorized.

CenturyLink, Inc.

Dated: February 21, 2014	By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President,
General Counsel and Secretary